As filed with the U.S. Securities and Exchange Commission on April 6, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lifecore Biomedical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2821	94-3025618
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3515 Lyman Boulevard
Chaska, Minnesota 55318
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John D. Morberg
Chief Financial Officer
Lifecore Biomedical, Inc.
3515 Lyman Boulevard
Chaska, Minnesota 55318
(952) 368-4300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Darren Guttenberg
J. Ross McAloon
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
(714) 540-1235

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 6, 2023
Preliminary Prospectus
Lifecore Biomedical, Inc.
Up to 12,667,486 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus or their permitted transferees (the “Selling Stockholders”) of up to 12,667,486 shares of our common stock, par value $0.001 per share (the “common stock”), including (i) 627,746 issued and outstanding shares of common stock and (ii) 12,039,740 shares of common stock issuable upon the conversion of shares of Series A Convertible Preferred Stock (the “Convertible Preferred Stock”) held by the Selling Stockholders. We are registering the shares for resale pursuant to such stockholders’ registration rights under a securities purchase agreement and a registration rights agreement between us and such stockholders. For additional information, see “Prospectus Summary—Private Placements” beginning on page 1 of this prospectus.
Subject to any applicable contractual restrictions, the Selling Stockholders may offer, sell or distribute all or a portion of their shares of our common stock publicly or through private transactions at prevailing market prices or at negotiated prices. For additional information, see “Plan of Distribution” beginning on page 16 of this prospectus. The Selling Stockholders may sell some, all or none of the shares being offered for resale in this offering.
We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of the shares of our common stock owned by the Selling Stockholders. For additional information, see “Use of Proceeds” beginning on page 6 of this prospectus and “Selling Stockholders” beginning on page 7 of this prospectus.
We will bear all costs, expenses and fees in connection with the registration of these shares of our common stock, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock. We have agreed to reimburse the Selling Stockholders for up to $35,000 of their expenses in connection with the registration of these shares.
Our common stock is listed on the Nasdaq Global Select Market tier of The Nasdaq Stock Market LLC under the symbol “LFCR.” On April 5, 2023, the last reported sale price of our common stock was $3.71.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT OR SIMILAR SECTION CONTAINED IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                    , 2023

i

ABOUT THIS PROSPECTUS
Unless otherwise stated or the context otherwise requires, the terms “Lifecore,” the “Company,” “we,” “us” and “our” refer to Lifecore Biomedical, Inc. and its subsidiaries.
You should read this prospectus, the documents incorporated by reference into this prospectus, and any prospectus supplement or free writing prospectus that we may authorize for use in their entirety before making an investment decision. You may read the other reports we file with the Securities and Exchange Commission (the “SEC”) at the SEC’s website at www.sec.gov. See “Incorporation of Information by Reference.” These documents contain important information you should consider when making your investment decision.
You should rely only on the information included or incorporated by reference in this prospectus, and any prospectus supplement or free writing prospectus that we may authorize for use. Neither we nor the Selling Stockholders have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it.
Market data and other statistical information included or incorporated by reference into this prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which we derive from our review of internal surveys and independent sources. Although we believe these sources are reliable, neither we nor the Selling Stockholders have independently verified the information. Neither we nor the Selling Stockholders guarantee its accuracy or undertake a duty to provide or update such data in the future.
This prospectus and the documents incorporated by reference into this prospectus may include trademarks, service marks and tradenames owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus and the documents incorporated by reference into this prospectus are the property of their respective owners.
Neither we nor the Selling Stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.
ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected. Potential risks and uncertainties include, without limitation:
•the timing and expenses associated with operations,
•the ability to achieve acceptance of our new products in the market place,
•weather conditions that can affect the supply and price of produce, government regulations affecting our business,
•uncertainties related to COVID-19 and the impact of our responses to it,
•the timing of regulatory approvals, our ability to continue as a going concern, the mix between domestic and international sales, and
•other factors beyond our control, including those listed under “Risk Factors” in our Annual Report on Form 10-K/A for the year ended May 29, 2022, our Quarterly Report on Form 10-Q/A for the quarter ended August 28, 2022 and our Quarterly Report on Form 10-Q for the quarter ended November 27, 2022, each as incorporated herein by reference.
We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Accordingly, our actual results could differ materially from those projected in the forward-looking statements for many reasons, including the risk factors listed in “Risk Factors” beginning on page 4 of this prospectus and elsewhere in or in the documents incorporated by reference in this prospectus.
All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this report and hereafter in our other SEC filings and public communications.
You should evaluate all forward-looking statements made by us in the context of all risks and uncertainties described with respect to our business. We caution you that the risks and uncertainties identified by us may not be all of the factors that are important to you. Furthermore, the forward-looking statements included in this report are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
iii

PROSPECTUS SUMMARY
This summary highlights selected information contained in more detail elsewhere in this prospectus and in documents incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of the Company, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus, including the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and our consolidated financial statements and the accompanying notes thereto incorporated by reference in this prospectus.
Our Business
We design, develop, manufacture, and sell differentiated products for food and biomaterials markets, and license technology applications to partners.
We are a fully integrated contract development and manufacturing organization that offers highly differentiated capabilities in the development, fill and finish of sterile, injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, we bring 37 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market.
Private Placements
On November 25, 2022, we entered into a Securities Purchase Agreement (the “Common Stock Purchase Agreement”) with certain of the Selling Stockholders, pursuant to which we issued and sold an aggregate of 627,746 shares (the “Common Shares”) of our common stock at a purchase price of $7.97 per share, generating gross proceeds of approximately $5.0 million (the “Common Stock Private Placement”). Pursuant to the Common Stock Purchase Agreement, we also granted such Selling Stockholders certain piggyback registration rights (the “2022 Registration Rights”).
On January 9, 2023 (the “Preferred Issuance Date”), we entered into a Securities Purchase Agreement (the “Preferred Stock Purchase Agreement”) with the Selling Stockholders, pursuant to which we issued and sold an aggregate of 38,750 shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Convertible Preferred Stock”), to the Selling Stockholders for an aggregate purchase price of $38.75 million (the “Preferred Stock Private Placement”). The Convertible Preferred Stock has the powers, designations, preferences and other rights as are set forth in the Certificate of Designations of the Series A Preferred Stock filed with the Delaware Secretary of State on the Preferred Issuance Date (the “Certificate of Designations”), including the payment of dividends at a rate of 7.5% per annum, payable in-kind (“PIK”).
In connection with Preferred Stock Private Placement, we also entered into a registration rights agreement with the Selling Stockholders (the “Registration Rights Agreement”), pursuant to which we granted the Selling Stockholders certain registration rights (the “2023 Registration Rights” and, collectively with the 2022 Registration Rights, the “Registration Rights”) with respect to the shares of common stock issuable upon conversion of the shares of Convertible Preferred Stock (the “Conversion Shares” and, collectively with the Common Shares, the “Resale Shares”).
The conversion of the Convertible Preferred Stock into Conversion Shares is subject to certain limitations, including that the holders of the Convertible Preferred Stock shall not have the right to receive any Conversion Shares to the extent that (i) the issuance of such Conversion Shares would exceed 19.99% of the amount of common stock outstanding as of the Preferred Issuance Date (the “Exchange Cap”), which is the maximum amount of shares that the Company may issue pursuant to the terms of this Certificate of Designations without breaching the Company’s obligations under the rules or regulations of the Nasdaq Stock Market LLC (“Nasdaq”), or (ii) after giving effect to such issuance, such holder would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such issuance, subject to adjustment and waiver by any respective Selling Stockholder (the “Beneficial Ownership Cap”). We intend to file a proxy statement with the SEC to seek stockholder approval (the “Nasdaq Proposal”) for the issuance of the Conversion Shares, which approval would eliminate the Exchange Cap.
We are registering the Resale Shares, including Conversion Shares issuable upon conversion of the Convertible Preferred Stock in excess of the Exchange Cap, pursuant to the registration rights granted to the Selling Stockholders in connection with each of the Common Stock Private Placement and the Preferred Stock Private Placement. Until our stockholders approve the Nasdaq Proposal, if ever, holders of Convertible Preferred Stock will not be entitled to convert their shares of Convertible Preferred Stock into a number of shares of common stock in excess of the Exchange Cap, and therefore until such time certain shares of common stock covered by this prospectus will not be issued or available for resale.
There is no established public trading market for the Convertible Preferred Stock and we do not intend to list the Convertible Preferred Stock on any national securities exchange or nationally recognized trading system.
Corporate Information
We were incorporated in California on October 31, 1986 and reincorporated as a Delaware corporation on November 6, 2008. Our common stock is listed on The Nasdaq Global Select Market under the symbol “LFCR”. Our principal executive offices are located at 3515 Lyman Boulevard, Chaska, Minnesota 55318 and our telephone number is (952) 368-4300.

THE OFFERING

Issuer	Lifecore Biomedical, Inc.

Shares of Common Stock that May be Offered by the Selling Stockholders	Up to 12,667,486 shares of common stock.

Use of Proceeds	We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders.

Market for Common Stock	Our common stock is listed on Nasdaq under the symbol “LFCR.”

Risk Factors	Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” and the other information included in or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

RISK FACTORS
Investing in our securities involves risks. Before making an investment decision, in addition to the risk factor included below, you should carefully consider the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K/A for the fiscal year ended May 29, 2022, our Quarterly Report on Form 10-Q/A for the quarter ended August 28, 2022 and our Quarterly Report on Form 10-Q for the quarter ended November 27, 2022, which are incorporated herein by reference, as well as other risk factors described under the caption “Risk Factors” included or incorporated by reference in the prospectus, including our other filings with the SEC, before making an investment decision. Any of the risks described below and that we describe in the information incorporated herein by reference could cause our business, financial condition or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information, see the sections of this prospectus titled “Incorporation of Information by Reference” and “Special Note Regarding Forward-Looking Statements.”
Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our common stock in the public market could occur at any time, including by the Selling Stockholders pursuant to the registration statement of which this prospectus is a part. These sales, or the perception in the market of such sales, could reduce the market price of our common stock and increase the volatility in the market price of our common stock. Further, the sale of a substantial portion of shares of our common stock could result in a change of control of us, which could impact the market price and liquidity of our common stock.
We are restricted from engaging in certain activities without the consent of the holders of our Series A Preferred Stock, giving them significant influence over our operations and restricting our ability to engage in certain corporate actions.
For so long as 30% of the shares of Convertible Preferred Stock issued in the Preferred Stock Private Placement remain outstanding, certain matters will require the approval of the majority of the outstanding shares of Convertible Preferred Stock, voting as a separate class, including, among other things, incurring indebtedness in excess of $175,000,000, granting any lien or other encumbrance on all or substantially all of our assets, amending, altering or repealing any provision of the Certificate of Designations, amending, altering or repealing any provision of our Certificate of Incorporation or Bylaws in a manner that adversely affects the Series A Preferred Stock, increasing or decreasing the authorized number of shares of Series A Preferred Stock (except to provide for the issuance of PIK dividends) or creating or increasing the authorized number of shares of any additional class of capital stock (unless such class ranks junior to the Series A Preferred Stock and is issued at fair market value) or paying any dividends or making distributions on our common stock. Because the interests of the holders of the Convertible Preferred Stock may differ from our interests or the interests of the holders of our common stock, the actions that the holders of the Convertible Preferred Stock may take, or the decision to prevent us from taking certain actions by withholding their consent, may not be favorable to us or the holders of our common stock and may significantly and adversely impact our operations, business, financial condition, results of operations and/or cash flows.
Our stockholders will experience significant dilution as a result of the issuance of shares of our common stock upon conversion of the Series A Preferred Stock.
Our outstanding shares of Convertible Preferred Stock are immediately convertible into an aggregate of over 5.5 million shares of common stock, subject to potential increase pursuant to applicable anti-dilution adjustments. Furthermore, the Convertible Preferred Stock accrues dividends on a quarterly basis at a rate of 7.5% per annum, accrued quarterly, thereby increasing the number of shares of common stock issuable upon conversion. The number of shares of common stock issuable upon conversion of the Convertible Preferred Stock is currently subject to a cap imposed by Nasdaq listing rules, which limits the aggregate amount of shares issuable upon conversion to 19.99% of the amount of common stock outstanding as of the date the Convertible Preferred stock was initially issued, which we refer to as the “Exchange Limit”. Such limit may be removed by the approval of our stockholders, which we intend to request. Even if our stockholders do not approve the removal of the Exchange Limit, the conversion of some or all of the Convertible Preferred Stock will result in the issuance of a substantial number of shares of common stock and, as a result, the percentage ownership and voting power held by our existing stockholders will be significantly reduced and our stockholders will experience significant dilution.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders.

SELLING STOCKHOLDERS
This prospectus relates to the resale from time to time by the Selling Stockholders of the shares of common stock set forth below. We are registering the shares of common stock included in this prospectus pursuant to the registration rights of the Selling Stockholders of each of the Common Stock Purchase Agreement and the Registration Rights Agreement. For additional information, see “Prospectus Summary—Private Placements.”
The table below presents information regarding the beneficial ownership of shares of common stock held by each of the Selling Stockholders, including the shares of common stock that may be resold by each Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). This information does not necessarily indicate beneficial ownership for any other purpose.
Under the terms of the Convertible Preferred Stock, the holders of Convertible Preferred Stock shall not have the right to receive any shares of common stock issuable upon conversion of the shares of Convertible Preferred Stock (the “Conversion Shares”) to the extent that (i) the issuance of such Conversion Shares would exceed 19.99% of the amount of common stock outstanding as of the Preferred Issuance Date (the “Exchange Cap”), which is the maximum amount of shares that the Company may issue pursuant to the terms of this Certificate of Designations without breaching the Company’s obligations under the rules or regulations of the Nasdaq Stock Market LLC (“Nasdaq”), or (ii) after giving effect to such issuance, such holder would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such issuance, subject to adjustment and waiver by any respective Selling Stockholder (the “Beneficial Ownership Cap”). We intend to file a proxy statement with the SEC to seek stockholder approval (the “Nasdaq Proposal”) for the issuance of the Conversion Shares, which approval would eliminate the Exchange Cap.
The second column (titled “Shares Beneficially Owned Prior to the Offering”) lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its respective ownership of shares of common stock and Convertible Preferred Stock as of January 31, 2023, assuming conversion of the Convertible Preferred Stock held by each such Selling Stockholder on that date but taking into account the Exchange Cap and the Beneficial Ownership Cap unless waived by the respective Selling Stockholder.
The third column (titled “Maximum Number of Shares to be Sold Pursuant to this Prospectus”) lists all of the shares of common stock being offered for resale by the Selling Stockholders under this prospectus and does not take into account the Exchange Cap or the Beneficial Ownership Cap.
In accordance with the terms of the Common Stock Purchase Agreement and the Registration Rights Agreement, this prospectus generally covers the sale of (i) 627,746 shares of common stock issued in connection with the Common Stock Purchase Agreement, and (ii) 150% of the initial number of shares of common stock issuable upon conversion of the Convertible Preferred Stock, including any shares of Convertible Preferred Stock issued as PIK shares in connection with the payment of dividends on the Convertible Preferred Stock (assuming that (x) the Convertible Preferred Stock is convertible at $7.00 and (y) dividends on the Convertible Preferred Stock are paid in the form of PIK shares for a period of five (5) years after the Preferred Issuance Date). Because the conversion price of the Convertible Preferred Stock may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column (titled “Shares Beneficially Owned After the Offering”) assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.
The Selling Stockholders may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholders will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus. See “Plan of Distribution.”

Name of Selling Stockholder	Shares Beneficially Owned Prior to the Offering (1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus (2)	Shares Beneficially Owned After the Offering (3)
	Shares	Percentage		Shares	Percentage
Wynnefield Capital, Inc. (4)	4,926,795	16.02%	1,637,530	3,834,764	9.06%
22NW Fund, LP (5)	3,167,749	9.99%	4,660,547	1,755,161	4.15%
Legion Partners Asset Management, LLC (6)	3,036,208	9.99%	3,883,788	2,940,340	6.95%
Cove Street Capital, LLC (7)	2,374,765	7.73%	932,108	1,946,194	4.60%
325 Capital Master Fund LP (8)	714,285	2.30%	1,553,514	—	—
__________________
(1)The number of shares set forth in this column reflects the number of shares of common stock beneficially owned by each Selling Stockholder, based on its respective ownership of shares of common stock and Convertible Preferred Stock as of January 31, 2023, assuming conversion of the Convertible Preferred Stock held by each such Selling Stockholder on that date but taking into account the Exchange Cap and Beneficial Ownership Cap. The percentage of shares of common stock beneficially owned by each Selling Stockholder in this column is based on (i) an aggregate of 30,296,585 shares of common stock outstanding on January 31, 2023, and (ii) the number of shares of common stock underlying the Convertible Preferred Stock held by such Selling Stockholder as of January 31, 2023, assuming conversion of the Convertible Preferred Stock held by such Selling Stockholder on that date but taking into account the Exchange Cap and Beneficial Ownership Cap. Such shares of common stock underlying the Convertible Preferred Stock held by such Selling Stockholder, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other Selling Stockholder.
(2)The amount set forth in this column reflects the number of shares of common stock that may be offered by the Selling Stockholders using this prospectus and does not take into account the Exchange Cap or the Beneficial Ownership Cap. These amount does not represent any other shares of our common stock that the Selling Stockholders may own beneficially or otherwise.
(3)Assumes the resale by the Selling Stockholders of all of the shares of common stock being offered for resale pursuant to this prospectus and does not take into account the Exchange Cap or the Beneficial Ownership Cap. The Selling Stockholders may sell some, all or none of the shares being offered for resale in this offering. The percentage of shares of common stock beneficially owned by each Selling Stockholder in this column is based on 42,336,332 shares of common stock outstanding, which includes an aggregate of 30,296,585 shares of common stock outstanding on January 31, 2023 and assumes the issuance of all 12,039,740 shares of common stock underlying the Convertible Preferred Stock that may be offered by the Selling Stockholders, and does not take into account the Exchange Cap and Beneficial Ownership Cap.
(4)Based on information supplied by the Selling Stockholder, including a Schedule 13D/A filed by Wynnefield Partners Small Cap Value, L.P. I (“Partners I”), Wynnefield Partners Small Cap Value, L.P. (“Partners”), Wynnefield Small Cap Value Offshore Fund, Ltd. (“Offshore”), Wynnefield Capital, Inc. Profit Sharing Plan (the “Plan”), Wynnefield Capital Management, LLC (“WCM”), Wynnefield Capital, Inc. (“WCI”), Nelson Obus and Joshua Landes (collectively, the “Wynnefield Investors”) on March 16, 2023. Represents (i) 2,195,710 shares of common stock (including 222,857 shares issuable upon conversion of the Convertible Preferred Stock) over which Partners I has sole voting and dispositive power; (ii) 1,382,436 shares of common stock (including 148,571 shares issuable upon conversion of the Convertible Preferred Stock) over which Partners has sole voting and dispositive power; (iii) 929,822 shares of common stock (including 92,857 shares issuable upon conversion of the Convertible Preferred Stock) over which each of Offshore and WCI has sole voting and dispositive power; (iv) 367,350 shares of common stock over which the Plan has sole voting and dispositive power; (v) 3,578,146 shares of common stock (including 371,428 shares issuable upon conversion of the Convertible Preferred Stock) over which WCM has sole voting and dispositive power; (vi) 51,477 shares of common stock over which Mr. Obus has sole voting and dispositive power, and 4,875,318 shares of common stock (including 464,285 shares issuable upon conversion of the Convertible Preferred Stock) over which Mr. Obus has shared voting and dispositive power; and (vii) 4,875,318 shares of common stock (including 464,285 shares issuable upon conversion of the Convertible Preferred Stock) over which Joshua Landes has shared voting and dispositive power. Messrs. Obus and Landes are the co-managing members of WCM and share the power to direct the voting and disposition of the shares of common stock beneficially owned by WCM. WCM is the sole general partner of Partners and Partners I and has the sole power to direct the voting and disposition of the common stock beneficially owned by Partners and Partners I. WCI is the sole investment manager of Offshore and has the sole power to direct the voting and disposition of the common stock beneficially owned by Offshore. Messrs. Obus and Landes are each executive officers of WCI and share the power to direct the voting and disposition of the shares of common stock beneficially owned by WCI. The Plan is an employee profit sharing plan. Messrs. Obus and Landes are the co-trustees of the Plan and share the power to direct the voting and disposition of the shares of common stock beneficially owned by the Plan. Mr. Obus serves as a member of our board of directors. The address for each of the Wynnefield Investors is 450 Seventh Avenue, Suite 509, New York, New York, 10123.
(5)Based on information supplied by the Selling Stockholder, including a Schedule 13D filed by 22NW Fund, LP (“22NW Fund”), 22NW, LP (“22NW”), 22NW Fund GP, LLC (“22NW GP”), 22NW GP, Inc. (“22NW Inc.”), Aron R. English, Ryan W. Broderick and Bryson O. Hirai-Hadley (collectively, the “22NW Investors”) on January 10, 2023. Represents (i) 3,167,749 shares of common stock (including 1,412,588 shares issuable upon conversion of the Convertible Preferred Stock) over which each of 22NW Fund, 22NW, 22NW GP, 22NW Inc. and Aron R. English has sole voting and dispositive power; (ii) 575 shares of common stock over which Ryan W. Broderick has sole voting and dispositive power; and (iii) 583 shares of common stock over which Bryson O. Hirai-Hadley has sole voting and dispositive power. The shares are held by 22NW Fund. 22NW Inc. is the general partner of 22NW, which is the investment manager of 22NW Fund. 22NW GP is the general partner of 22NW Fund. Aron R. English is the Portfolio Manager of 22NW, the Manager of 22NW GP and the

President and sole shareholder of 22NW Inc. Messrs. Broderick and Hirai-Hadley are Research Analysts at 22NW. The address for each of the 22NW Investors is 1455 NW Leary Way, Suite 400, Seattle, Washington, 98107.
(6)Based on information supplied by the Selling Stockholder, including a Schedule 13D/A filed by Legion Partners, L.P. I, Legion Partners, L.P. II, Legion Partners, LLC, Legion Partners Asset Management, LLC, Legion Partners Holdings, LLC, Christopher S. Kiper and Raymond T. White (collectively, the “Legion Investors”) on January 10, 2023. Represents (i) 2,860,496 shares of common stock (including 87,540 shares issuable upon conversion of the Convertible Preferred Stock) over which Legion Partners, L.P. I has shared voting and shared dispositive power; (ii) 175,512 shares of common stock (including 8,328 shares issuable upon conversion of the Convertible Preferred Stock) over which Legion Partners, L.P. II has shared voting and shared dispositive power; (iii) 3,036,008 shares of common stock (including 95,868 shares issuable upon conversion of the Convertible Preferred Stock) over which each of Legion Partners, LLC, Legion Partners Asset Management, LLC, Legion Partners Holdings, LLC, Christopher S. Kiper and Raymond T. White has shared voting and shared dispositive power; and (iv) 200 shares of common stock over which each of Legion Partners Holdings, LLC, Christopher S. Kiper and Raymond T. White has shared voting and shared dispositive power. Legion Partners, LLC is the general partner of each of Legion Partners, L.P. I and Legion Partners, L.P. II. Legion Partners Asset Management is the investment advisor of each of Legion Partners, L.P. I and Legion Partners, L.P. II. Legion Partners Holdings is the sole member of Legion Partners Asset Management, LLC and the sole member of Legion Partners, LLC. Each of Messrs. Kiper and White is a managing director of Legion Partners Asset Management, LLC and a managing member of Legion Partners Holdings, LLC. Mr. Kiper serves as a member of our board of directors. The address for each of the Legion Investors is 12121 Wilshire Blvd, Suite 1240, Los Angeles, CA 90025.
(7)Based on information supplied by the Selling Stockholder, including a Schedule 13D filed by Cove Street Capital, LLC, CSC Partners Fund, LP and Jeffrey Bronchick (collectively, the “Cove Street Investors”) on January 12, 2023. Represents (i) 1,131,901 shares of common stock over which each of Cove Street Capital, LLC and Jeffrey Bronchick has shared voting power; (ii) 418,590 shares of common stock (including 214,290 shares issuable upon conversion of the Convertible Preferred Stock) over which each of Cove Street Capital, LLC and Jeffrey Bronchick has sole voting power; (iii) 1,956,175 shares of common stock (including 214,290 shares issuable upon conversion of the Convertible Preferred Stock) over which each of Cove Street Capital, LLC and Jeffrey Bronchick has shared dispositive power over; and (iv) 418,590 shares of common stock (including 214,290 shares issuable upon conversion of the Convertible Preferred Stock) over which CSC Partners Fund, LP has sole voting and dispositive power. Jeffrey Bronchick is a Principal and Portfolio Manager of Cove Street Capital, LLC. Cove Street Capital, LLC controls CSC Partners Fund, LP. The address for each of the Cove Street Investors is 525 South Douglas Street, Suite 225, El Segundo, California, 90245.
(8)Based on information supplied by the Selling Stockholder. Represents (i) 110,571 shares of common stock issuable upon conversion of the Convertible Preferred Stock held by 325 Capital Master Fund; (ii) 59,285 shares of common stock issuable upon conversion of the Convertible Preferred Stock held by Gothic ERP 649947 (USD); (iii) 321,000 shares of common stock issuable upon conversion of the Convertible Preferred Stock held by Gothic Corp 649429 (USD); (iv) 119,714 shares of common stock issuable upon conversion of the Convertible Preferred Stock held by Gothic JBD LLC 650324 (USD); and (v) 103,714 shares of common stock issuable upon conversion of the Convertible Preferred Stock held by Gothic HSP Corp 649359 (USD) (collectively, the “325 Capital Investors”). 325 Capital Master Fund LP has voting and investment discretion over the securities held by each of the 325 Capital Investors. The address for each of the 325 Capital Investors is 280 S Mangum St., Suite 210 Durham, NC 27701.
For information regarding the Selling Stockholders, including material relationships we have with the Selling Stockholders, see “Prospectus Summary—Private Placements” and “Related Party Transactions”.

DIVIDEND POLICY
We have not paid any dividends on our common stock since inception and do not expect to in the foreseeable future. Any dividends may be subject to preferential dividends payable on any preferred stock we may issue.

RELATED PARTY TRANSACTIONS
Policies and Procedures with Respect to Related Party Transactions
The Audit Committee, all of whose members are independent directors, reviews, approves and/or ratifies all related party transactions (other than compensation transactions). In reviewing related party transactions, the Audit Committee takes into account factors it deems appropriate, such as whether the related party transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar conditions and the extent of the related party’s interest in the transaction. To identify related party transactions, each year we require our executive officers and directors to complete a questionnaire identifying any transactions between the Company and the respective executive officer or director and their family members or affiliates. Additionally, under the Company’s Code of Ethics, directors, officers and all other employees and consultants are expected to avoid any relationship, influence or activity that would cause, or even appear to cause, a conflict of interest.
Certain Relationships and Related Transactions
Windset Licensing
Curation Foods, Inc. sells products to and earns license fees from Windset Holding 2010 Ltd., a Canadian corporation (“Windset”). Curation Foods held a 26.9% equity interest in Windset as of May 30, 2021. During fiscal years 2020, 2021 and 2022, Curation Foods recognized $0.6 million, $0.5 million and $0.5 million of revenues, respectively, from Windset. On June 1, 2021, Curation Foods sold its interests in Windset to Newell Capital Corporation and Newell Brothers Investment 2 Corp., existing holders of Windset, in exchange for an aggregate purchase price of $45.1 million, subject to certain adjustments. On February 7, 2023, the Company completed the divestment of its Curation Foods segment, excluding O Olive, which it has retained.
Private Placements
On November 25, 2022, we entered into the Common Stock Purchase Agreement with entities affiliated with Wynnefield Capital, Inc. (“Wynnefield”), a beneficial owner of more than five percent of our common stock and an affiliate of one of our directors. Pursuant to the Common Stock Purchase Agreement, we issued and sold an aggregate of 627,746 shares of common stock to Wynnefield at a purchase price of $7.97 per share, generating gross proceeds of approximately $5.0 million. Pursuant to the Common Stock Purchase Agreement, we also granted Wynnefield certain piggyback registration rights.
On January 9, 2023, we entered into the Preferred Stock Purchase Agreement with certain beneficial owners of more than five percent of our common stock: entities affiliated with each of 22NW Fund, LP; Legion Partners Asset Management, LLC; Wynnefield Capital, Inc.; and Cove Street Capital, LLC. Pursuant to the Preferred Stock Purchase Agreement, we issued and sold an aggregate of 38,750 shares of the Series A Convertible Preferred Stock for an aggregate purchase price of $38.75 million. The following table summarizes the Series A Convertible Preferred Stock purchased by holders of more than five percent of our common stock:

Purchaser (1)	Total Shares of Series A Preferred Stock Purchased	Aggregate Purchase Price (in thousands)
22NW Fund, LP	15,000	$15,000
Legion Partners Asset Management, LLC	12,500	$12,500
Wynnefield Capital, Inc.	3,250	$3,250
Cove Street Capital, LLC	3,000	$3,000
__________________
(1)Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the caption “Selling Stockholders.”
In connection with Preferred Stock Private Placement, we also entered into the Registration Rights Agreement with the Selling Stockholders, pursuant to which we granted the Selling Stockholders certain registration rights with respect to the shares of common stock issuable upon conversion of the Series A Convertible Preferred.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, bylaws and certificate of designations, copies of which are filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference herein.
Our authorized capital stock consists of:
•50,000,000 shares of common stock, $0.001 par value; and
•2,000,000 shares of preferred stock, $0.001 par value.
Common Stock
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. In any election of directors, a director nominee shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (with abstentions not counted as a vote cast either for or against that nominee’s election) by the stockholders entitled to vote on the election. Any director or our entire Board may be removed, with or without cause, and any vacancies on the Board may be filled, by the holders of a majority of the shares then entitled to vote at an election of directors. Amendments to our bylaws may be adopted by the affirmative vote of a majority in voting power of all of the then outstanding shares of the voting stock of the Company entitled to vote. All other matters shall be decided by the affirmative vote of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at a meeting by the holders entitled to vote thereon.
Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board, subject to any preferential dividend rights of outstanding preferred stock.
In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Classified Board
In accordance with the terms of our certificate of incorporation and bylaws, subject to the rights of holders of any series of preferred stock to elect directors, our Board is divided into two classes: Class 1 and Class 2, with each class serving staggered two-year terms. This classification of the Board may have the effect of delaying or preventing changes in the control or management of the Company.
Preferred Stock
General
Under the terms of our certificate of incorporation, our Board is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. We have designated one series of preferred stock.
The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.
The preferred stock of each series will rank senior to the common stock in priority of payment of dividends and in the distribution of assets in the event of our liquidation, dissolution or winding up, to the extent of the preferential amounts to which the preferred stock of the respective series will be entitled. Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.
Series A Convertible Preferred Stock
On January 9, 2023, we issued an aggregate of 38,750 shares of the Series A Convertible Preferred Stock, par value $0.001 per share (the “Convertible Preferred Stock”), all of which are convertible into shares of common stock at the election of the holders of the Series A Convertible Preferred Stock, subject to the exchange and beneficial ownership limitations described below.
General
Each share of Convertible Preferred Stock has the powers, designations, preferences and other rights as are set forth in the Certificate of Designations of the Series A Preferred Stock filed by the Company with the Delaware Secretary of State on January 9, 2023 (the “Certificate of Designations”).
The Convertible Preferred Stock ranks senior to the Company’s common stock with respect to dividends, distributions and payments on liquidation, winding-up and dissolution.
Dividends
The holders of Convertible Preferred Stock (each, a “Holder” and collectively, the “Holders”) will be entitled to dividends on the Liquidation Preference (as defined below) at the rate of 7.5% per annum, payable in-kind (“PIK”). The Company may, at its option, pay such dividends in cash from and after the earlier of June 29, 2026, or the termination or waiver of the restriction on cash dividends and/or redemptions that is set forth in the Credit Agreements (as defined in the Certificate of Designations) (such earlier date, the “Applicable Date”). The Holders are also entitled to participate in dividends declared or paid on the common stock on an as-converted basis.
Liquidation
Upon a liquidation, dissolution, winding up or change of control of the Company, each share of Convertible Preferred Stock will be entitled to receive an amount per share of Convertible Preferred Stock equal to the greater of (i) the purchase price paid by the purchaser at issuance, plus all accrued and unpaid dividends (the “Liquidation Preference”) and (ii) the amount that the holder of Convertible Preferred Stock (each, a “Holder” and collectively, the “Holders”) would have been entitled to receive at such time if the Convertible Preferred Stock had been converted into common stock immediately prior to such liquidation event.
Upon certain bankruptcy events, the Company is required to pay to each Holder an amount in cash equal to the Liquidation Preference being redeemed. From and after the Applicable Date, each Holder shall have the right to require the Company to redeem all or any part of such Holder’s Convertible Preferred Stock for an amount equal to the Liquidation Preference.
Conversion
Each Holder has the right, at its option, to convert its Convertible Preferred Stock, in whole or in part, into fully paid and non-assessable shares of common stock at an initial conversion price equal to $7.00 per share. The conversion price is subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar events, and is also subject to adjustment in the event of subsequent offerings of common stock or convertible securities by the Company for less than the conversion price. Pursuant to the terms of the Certificate of Designations, unless and until approval of the Company’s stockholders is obtained as contemplated by Nasdaq listing rules, no Holder may convert shares of Convertible Preferred Stock through either an optional or a mandatory conversion into shares of common stock if and solely to the extent that the issuance of such shares of common stock would exceed the aggregate number of shares of common stock that is equal to 19.99% of the amount of common stock of the Company outstanding on the date on which we issued the Convertible Preferred Stock (the “Exchange Limit”). Additionally, subject to certain exceptions and waiver by each Holder, the Company will not issue any shares of common stock to any respective Holder to the extent that such issuance of common stock would result in such Holder beneficially owning in excess of 9.99% of the then-outstanding common stock (together with the Exchange Limit, the “Conversion Limits”).
Subject to certain conditions, the Company may from time to time, at its option, require conversion of all or any portion of the outstanding shares of Convertible Preferred Stock to common stock if, for at least 20 consecutive trading days during the respective measuring period the closing price of the common stock was at least 150% of the conversion price (the “Mandatory Conversion Right”). The Company may not exercise this Mandatory Conversion Right unless certain conditions with regard to the shares of common stock to be issued upon such conversion are satisfied.
Voting
Each Holder is entitled to vote with the holders of the shares of common stock on all matters submitted for a vote of holders of shares of common stock (voting together with the holders of shares of common stock as one class). Each Holder is entitled the whole number of votes equal to the number of shares of common stock into which such Holder’s shares of Convertible Preferred Stock would be convertible on the record date for the vote or consent (subject to the Conversion Limits described above) as if converted at the higher of (i) the conversion price of the Convertible Preferred Stock as of the applicable record date and (ii) $6.13 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the common stock), which represents the “Minimum Price” as determined in accordance with Nasdaq listing rules.
Purchaser Directors
For so long as 30% of the shares of Convertible Preferred Stock issued in the Preferred Stock Private Placement remain outstanding, the holders of the Convertible Preferred Stock, voting separately as a class, have the right to nominate two members to the Board (the “Series A Director Right”). Pursuant to such right, the Holders nominated Nat Calloway and Christopher Kiper to serve as directors as of the closing of the Financing Transaction.
Purchase Rights
If, after the date of the Purchase Agreement and until the date that the purchasers of the Convertible Preferred Stock hold, in the aggregate, less than 30% of the shares of Convertible Preferred Stock issued in the Preferred Stock Private Placement, the Company intends to issue new equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of common stock, then the Company shall notify the Holders and the Holders shall have certain rights to participate in such offering, subject to certain exceptions.
Consent Rights
Additionally, for so long as 30% of the shares of Convertible Preferred Stock issued in the Preferred Stock Private Placement remain outstanding, certain matters will require the approval of the majority of the outstanding Convertible Preferred Stock, voting as a separate class, including (i) amending, altering or repealing any provision of the Certificate of Designations; (ii) amending, altering or repealing any provision of the Company’s Certificate of Incorporation or Bylaws, in each case, in a manner that adversely affects the powers, preferences or rights of the Convertible Preferred Stock; (iii) increasing or decreasing the authorized number of shares of Convertible Preferred Stock (except to provide for the issuance of PIK dividends); (iv) creating (including by reclassification), issuing shares of or increasing the authorized number of shares of any additional class or series of capital stock of the Company unless such class or series rank junior to the Convertible Preferred Stock and are issued at fair market value; (v) purchasing or redeeming or paying, declaring or setting aside any fund for, any dividend or distribution on, any common stock or other Junior Stock (as defined in the Certificate of Designations), other than purchases of equity securities of the Company upon the termination of an employee of the Company or any of its subsidiaries in accordance with the terms of such employee’s employment agreement or any equity incentive or similar plan approved by the Board; or (vi) creating, incurring, granting, entering into, permitting, assuming or allowing, directly or indirectly, (a) any indebtedness by the Company (or any of its subsidiaries), excluding equity securities and non-convertible preferred stock (but including convertible debt), at any time when, or as a result of which, the principal amount of the Company’s total outstanding and available indebtedness exceeds $175,000,000, or (b) any lien, charge or other encumbrance on all or substantially all of the Company’s (or any of its subsidiaries’) properties or assets.
Anti-Takeover Effects of Delaware Law and Our Charter and Bylaws
In our certificate of incorporation, we elect not to be subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prevents a publicly-held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us, and the interested stockholder and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our bylaws provide that special meetings of the stockholders can be called by the Board, the Chairman of the Board, the president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying certain stockholder actions until the next stockholder meeting.

PLAN OF DISTRIBUTION
The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•a combination of any such methods of sale; and
•any other method permitted by applicable law.
The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
If the Selling Stockholders want to sell their shares of our common stock under this prospectus in the United States, the Selling Stockholders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for the Selling Stockholders will be able to advise the Selling Stockholders in which states shares of our common stock are exempt from registration for secondary sales.
Any person who purchases shares of our common stock from the Selling Stockholders offered by this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.
We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
We have agreed with the Selling Stockholders to use reasonable best efforts to cause the registration statement of which this prospectus constitutes a part effective and to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth the beneficial ownership of the Company’s common stock as of January 31, 2023 as to (i) each person who is known by the Company to beneficially own more than five percent of any class of the Company’s voting stock, (ii) each of the Company’s directors, (iii) each of the Company’s named executive officers and (iv) all directors and executive officers as a group. The business address of each director and executive officer named below is c/o Lifecore Biomedical, Inc., 3515 Lyman Boulevard, Chaska, Minnesota 55318.
The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

Name	Shares Beneficially Owned (1)
	Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Holders of more than 5% of our Common Stock
Wynnefield Capital, Inc. (2)	4,926,795	16.02%
22NW Fund, LP (3)	3,167,749	9.99%
Legion Partners Asset Management, LLC (4)	3,036,208	9.99%
Cove Street Capital, LLC (5)	2,374,765	7.73%
Dimensional Fund Advisors LP (6)	1,973,608	6.51%
Blackrock, Inc. (7)	1,848,153	6.10%
Non-Employee Directors:
Craig A. Barbarosh	20,863	*
Raymond Diradoorian	2,768	*
Jeffrey Edwards	12,457	*
Katrina L. Houde	22,696	*
Nelson Obus(8)	4,926,795	16.02%
Joshua E. Schechter	22,457	*
Nat Calloway	—	—
Christopher Kiper (9)	3,036,208	9.99%
Named Executives Officers
Albert D. Bolles, Ph.D. (10)	434,883	1.42%
John D. Morberg (11)	127,449	*
James G. Hall (12)	346,108	1.13%
Timothy Burgess	19,965	*
All current directors and executive officers as a group (12 persons) (13)	8,972,649	28.37%
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*Less than 1%
(1)Based on 30,296,585 shares of common stock issued and outstanding as of January 31, 2023. Includes any shares that a person or entity has the right to acquire within 60 days of January 31, 2023, including through the exercise of any stock options, through the vesting and settlement of restricted stock units payable in shares of common stock or by conversion of shares of Convertible Preferred Stock into shares of common stock, subject to the Beneficial Ownership Limit, as applicable.
(2)Based on information supplied by the Selling Stockholder, including a Schedule 13D/A filed by Wynnefield Partners Small Cap Value, L.P. I (“Partners I”), Wynnefield Partners Small Cap Value, L.P. (“Partners”), Wynnefield Small Cap Value Offshore Fund, Ltd. (“Offshore”), Wynnefield Capital, Inc. Profit Sharing Plan (the “Plan”), Wynnefield Capital Management, LLC (“WCM”), Wynnefield Capital, Inc. (“WCI”), Nelson Obus and Joshua Landes (collectively, the “Wynnefield Investors”) on March 16, 2023. Represents (i) 2,195,710 shares of common stock (including 222,857 shares issuable upon conversion of the Convertible Preferred Stock) over which Partners I has sole voting and dispositive power; (ii) 1,382,436 shares of common stock (including 148,571 shares issuable upon conversion of the Convertible Preferred Stock) over which Partners has sole voting and dispositive power; (iii) 929,822 shares of common stock (including 92,857 shares issuable upon conversion of the Convertible Preferred Stock) over which each of Offshore and WCI has sole voting and dispositive power; (iv) 367,350 shares of common stock over which the Plan has sole voting and dispositive power; (v) 3,578,146 shares of common stock (including 371,428 shares issuable upon conversion of the Convertible Preferred Stock) over which WCM has sole voting and dispositive power; (vi) 51,477 shares of common stock over which Mr. Obus has sole voting and dispositive power, and 4,875,318 shares of common stock (including 464,285 shares issuable upon conversion of the Convertible Preferred Stock) over which Mr. Obus has shared voting and dispositive power; and (vii) 4,875,318 shares of common stock (including 464,285 shares issuable upon conversion of the Convertible Preferred Stock) over which Joshua Landes has shared voting and dispositive power. Messrs. Obus and Landes are the co-managing members of WCM and share the power to direct the voting and disposition of the shares of common stock beneficially owned by WCM. WCM is the sole general partner of Partners and Partners I and has the sole power to direct the voting and disposition of the common stock beneficially owned by Partners and Partners I. WCI is the sole investment manager of Offshore and has the sole power to direct the voting and disposition of the common stock beneficially owned by Offshore. Messrs. Obus and Landes are each executive officers of WCI and share the power to direct the voting and disposition of the shares of common stock beneficially owned by WCI. The Plan is an employee profit sharing plan. Messrs. Obus and Landes are the co-trustees of the Plan and share the power to direct the voting and disposition of the shares of common stock beneficially owned by the Plan. Mr. Obus serves as a member of our board of directors. The address for each of the Wynnefield Investors is 450 Seventh Avenue, Suite 509, New York, New York, 10123.
(3)Based on information supplied by the Selling Stockholder, including a Schedule 13D filed by 22NW Fund, LP (“22NW Fund”), 22NW, LP (“22NW”), 22NW Fund GP, LLC (“22NW GP”), 22NW GP, Inc. (“22NW Inc.”), Aron R. English, Ryan W. Broderick and Bryson O. Hirai-Hadley (collectively, the “22NW Investors”) on January 10, 2023. Represents (i) 3,167,749 shares of common stock (including 1,412,588 shares issuable upon conversion of the Convertible Preferred Stock) over which each of 22NW Fund, 22NW, 22NW GP, 22NW Inc. and Aron R. English has sole voting and dispositive power; (ii) 575 shares of common stock over which Ryan W. Broderick has sole voting and dispositive power; and (iii) 583 shares of common stock over which Bryson O. Hirai-Hadley has sole voting and dispositive power. The shares are held by 22NW Fund. 22NW Inc. is the general partner of 22NW, which is the investment manager of 22NW Fund. 22NW GP is the general partner of 22NW Fund. Aron R. English is the Portfolio Manager of 22NW, the Manager of 22NW GP and the President and sole shareholder of 22NW Inc. Messrs. Broderick and Hirai-Hadley are Research Analysts at 22NW. The address for each of the 22NW Investors is 1455 NW Leary Way, Suite 400, Seattle, Washington, 98107.
(4)Based on information supplied by the Selling Stockholder, including a Schedule 13D/A filed by Legion Partners, L.P. I, Legion Partners, L.P. II, Legion Partners, LLC, Legion Partners Asset Management, LLC, Legion Partners Holdings, LLC, Christopher S. Kiper and Raymond T. White (collectively, the “Legion Investors”) on January 10, 2023. Represents (i) 2,860,496 shares of common stock (including 87,540 shares issuable upon conversion of the Convertible Preferred Stock) over which Legion Partners, L.P. I has shared voting and shared dispositive power; (ii) 175,512 shares of common stock (including 8,328 shares issuable upon conversion of the Convertible Preferred Stock) over which Legion Partners, L.P. II has shared voting and shared dispositive power; (iii) 3,036,008 shares of common stock (including 95,868 shares issuable upon conversion of the Convertible Preferred Stock) over which each of Legion Partners, LLC, Legion Partners Asset Management, LLC, Legion Partners Holdings, LLC, Christopher S. Kiper and Raymond T. White has shared voting and shared dispositive power; and (iv) 200 shares of common stock over which each of Legion Partners Holdings, LLC, Christopher S. Kiper and Raymond T. White has shared voting and shared dispositive power. Legion Partners, LLC is the general partner of each of Legion Partners, L.P. I and Legion Partners, L.P. II. Legion Partners Asset Management is the investment advisor of each of Legion Partners, L.P. I and Legion Partners, L.P. II. Legion Partners Holdings is the sole member of Legion Partners Asset Management, LLC and the sole member of Legion Partners, LLC. Each of Messrs. Kiper and White is a managing director of Legion Partners Asset Management, LLC and a managing member of Legion Partners Holdings, LLC. Mr. Kiper serves as a member of our board of directors. The address for each of the Legion Investors is 12121 Wilshire Blvd, Suite 1240, Los Angeles, CA 90025.
(5)Based on information supplied by the Selling Stockholder, including a Schedule 13D filed by Cove Street Capital, LLC, CSC Partners Fund, LP and Jeffrey Bronchick (collectively, the “Cove Street Investors”) on January 12, 2023. Represents (i) 1,131,901 shares of common stock over which each of Cove Street Capital, LLC and Jeffrey Bronchick has shared voting power; (ii) 418,590 shares of common stock (including 214,290 shares issuable upon conversion of the Convertible Preferred Stock) over which each of Cove Street Capital, LLC and Jeffrey Bronchick has sole voting power; (iii) 1,956,175 shares of common stock (including 214,290 shares issuable upon conversion of the Convertible Preferred Stock) over which each of Cove Street Capital, LLC and Jeffrey Bronchick has shared dispositive power over; and (iv) 418,590 shares of common stock (including 214,290 shares issuable upon conversion of the Convertible Preferred Stock) over which CSC Partners Fund, LP has sole voting and dispositive power. Jeffrey Bronchick is a Principal and Portfolio Manager of Cove Street Capital, LLC. Cove Street Capital, LLC controls CSC Partners Fund, LP. The address for each of the Cove Street Investors is 525 South Douglas Street, Suite 225, El Segundo, California, 90245.
(6)Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional Fund”) on February 8, 2022, and is as of December 31, 2021. According to the Schedule 13G/A, Dimensional Fund has sole voting power over 1,928,167 shares of common stock, and sole dispositive power over 1,973,608 shares of common stock. The address for Dimensional Fund is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.
(7)Based on a Schedule 13G/A filed by Blackrock, Inc. (“Blackrock”) on February 1, 2023, and is as of December 31, 2021. According to the Schedule 13G/A, Blackrock has sole voting power over 1,818,299 shares of common stock, and sole dispositive power over 1,848,153 shares of common stock. The address for Blackrock is 55 East 52nd Street, New York, NY 10055.
(8)Includes 4,875,318 shares of common stock (including 464,285 shares issuable upon conversion of the Convertible Preferred Stock) beneficially owned by the Wynnefield Investors. See footnote (2).
(9)Represents 3,036,208 shares of common stock (including 95,868 shares issuable upon conversion of the Convertible Preferred Stock) beneficially owned by the Legion Investors. See footnote (4). Mr. Kiper is a managing director of Legion Partners Asset Management, LLC and a managing member of Legion Partners Holdings, LLC.
(10)Includes 362,000 shares subject to outstanding stock options exercisable within 60 days after January 31, 2023.
(11)Includes 108,049 shares subject to outstanding stock options exercisable within 60 days after January 31, 2023.
(12)Includes 295,012 shares subject to outstanding stock options exercisable within 60 days after January 31, 2023.
(13)Includes an aggregate of 765,061 shares subject to outstanding stock options held by all current executive officers and directors that are currently exercisable or become exercisable or vest within 60 days after January 31, 2023.

LEGAL MATTERS
The validity of the shares of our common stock offered by this prospectus has been passed upon for us by Latham & Watkins LLP.
EXPERTS
The consolidated financial statements of Lifecore Biomedical, Inc. (formally, Landec Corporation) appearing in Lifecore Biomedical, Inc.’s Annual Report (Form 10-K/A) for the years ended May 29, 2022 and May 30, 2021, and for each of the three years in the period ended May 29, 2022, and the effectiveness of Lifecore Biomedical, Inc.’s internal control over financial reporting as of May 29, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) and which conclude, among other things, that Lifecore Biomedical, Inc. did not maintain effective internal control over financial reporting as of May 29, 2022, based on Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the materials weaknesses described therein, and incorporated herein by reference. Such financial statements have been incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF INFORMATION BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus and the registration statement of which this prospectus is a part, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).
•our Annual Report on Form 10-K/A for the fiscal year ended May 29, 2022, filed with the SEC on March 16, 2023;
•our Quarterly Report on Form 10-Q/A for the quarterly period ended August 28, 2022, filed with the SEC on March 16, 2023;
•our Quarterly Report on Form 10-Q for the quarterly period ended November 27, 2022, filed with the SEC on March 16, 2023;
•the information specifically incorporated by reference into our Annual Report on Form 10-K/A for the fiscal year ended May 29, 2022 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 19, 2022;
•our Current Reports on Form 8-K, filed with the SEC on August 10, 2022 (Items 5.02 and 9.01 only), September 9, 2022 (Item 3.01 only), September 14, 2022, November 7, 2022, November 16, 2022 (Items 5.03 and 9.01 only), November 25, 2022, January 10, 2023 (Items 1.01, 2.03, 3.02, 3.03, 5.02, 5.03 and 9.01 only), January 11, 2023 (Item 3.01 only), February 1, 2023, February 7, 2023 and March 3, 2023;
•our Amended Current Report on Form 8-K/A filed with the SEC on March 27, 2023; and
•the description of our securities registered pursuant to Section 12 of the Exchange Act contained in Exhibit 4.1 to our Annual Report on Form 10-K/A for the fiscal year ended May 29, 2022, filed with the SEC on March 16, 2023, including any amendment or report filed for the purpose of updating such description.
If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.
To obtain a copy of these filings at no cost, you may write or telephone us at the following address:
Lifecore Biomedical, Inc.
3515 Lyman Boulevard
Chaska, Minnesota 55318
(952) 368-4300

Lifecore Biomedical, Inc.
Up to 12,667,486 Shares of Common Stock

Prospectus
                    , 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution
The following table sets forth the expenses payable by us in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. We will bear all expenses shown below.

Item	Amount
SEC registration fee	$5,193
Printing and postage expenses	25,000
Legal fees and expenses	$250,000
Accounting fees and expenses	25,000
Total	$305,193
Item 14.    Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers to the fullest extent permitted by Delaware law.
Item 15.    Recent Sales of Unregistered Securities
During the past three years, we made sales of the following unregistered securities:
•On November 25, 2022, we issued and sold 627,746 shares of our common stock to affiliates of Wynnefield Capital, Inc. in a private placement at a price of $7.97 per share for aggregate consideration of approximately $5.0 million.
•On January 9, 2023, we issued and sold 38,750 shares of newly designated Series A Convertible Preferred Stock to certain accredited investors in a private placement at a price of $1,000 per share for aggregate consideration of $38.75 million.
Item 16.    Exhibits and Financial Statement Schedules
(a)Index of Exhibits.

Exhibit Number	Description
2.1
Asset Purchase Agreement, dated June 1, 2021, by and among the Registrant, Curation Foods, and Taylor Farms Retail, Inc., incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2021.

2.2**
Securities Purchase Agreement, dated February 7, 2023, by and among the Registrant, Yucatan Foods, LLC, Camden Fruit Corp., and Yucatan Acquisition Holdings LLC, incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on February 7, 2023.

3.1	Certificate of Incorporation of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 7, 2008.

3.2	Certificate of Amendment to Certificate Incorporation of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 16, 2022.

3.3	Amended and Restated By-Laws of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 16, 2012.

3.4	Amendment No. 1 to By-Laws of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 7, 2019.

3.5	Amendment No. 2 to By-Laws of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 24, 2019.

3.6	Amendment No. 3 to By-Laws of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2020.

3.7	Amendment No. 4 to By-Laws of the Registrant, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 16, 2022.

3.8
Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 10, 2023.

5.1+	Opinion of Latham & Watkins LLP.

10.1	Form of Indemnification Agreement incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 17, 2018.

10.2*	Landec Corporation Nonqualified Deferred Compensation Plan, incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed on August 7, 2013.

10.3*	Landec Corporation 2013 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on October 11, 2013.

10.4*	First Amendment to the Landec Corporation 2013 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on October 23, 2017.

10.5*
Form of Stock Grant Agreement for the Landec Corporation 2013 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on October 11, 2013.

10.6*
Form of Notice of Stock Option Grant and Stock Option Agreement for the Landec Corporation 2013 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on October 11, 2013.

10.7*
Form of Stock Unit Agreement for the Landec Corporation 2013 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on October 11, 2013.

10.8*
Form of Notice of Grant of Stock Appreciation Right and Stock Appreciation Right Agreement for the Landec Corporation 2013 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on October 11, 2013.

10.9*
Landec Corporation 2019 Stock Incentive Plan, including the forms of awards attached thereto, incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on October 21, 2019.

10.10*	Amendment to the Landec Corporation 2019 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on November 7, 2022.

10.11*	Long-Term Incentive Plan for Fiscal Year 2020, incorporated herein by reference to Registrant’s Current Report on Form 8-K filed on July 24, 2017.

10.12*	Long-Term Incentive Plan for Fiscal Year 2021, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on July 30, 2018.

10.12
Settlement Agreement amongst the Registrant, Apio, Inc., Rancho Harvest, Inc. and Pacific Harvest, Inc. and the plaintiffs named therein and Addendum to the Settlement Agreement effective as of May 5, 2017, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 10, 2017.

10.14
Purchase Agreement dated as of April 26, 2018, by and between Apio, Inc. Michael R. Mills, San Ysidro Farms, Inc., B&D Farms, Mahoney Brothers, and RCM Farms, LLC, incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on May 2, 2018.

10.15
Letter Agreement dated May 22, 2018 among the Registrant, Nelson Obus and Wynnefield Capital, Inc. incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 25, 2018.

10.16
Capital Contribution and Partnership Interest and Stock Purchase Agreement dated December 1, 2018 by and among Apio, Inc., a Delaware Corporation, Yucatan Foods, L.P., a Delaware limited partnership (“Yucatan”), Camden Fruit Corporation, a California corporation, Landec Corporation, a Delaware corporation, in its capacity as guarantor, Ardeshir Haerizadeh, as an equityholder representative, and the equityholders of Camden and Yucatan, incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on December 6, 2018.

10.17	Landec Corporation Executive Change in Control Severance Plan, incorporated herein by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K filed on September 14, 2022.

10.18
Credit and Guaranty Agreement, dated December 31, 2020, by and among Landec Corporation, Curation Foods, Inc. and Lifecore Biomedical, Inc., as borrowers, certain other subsidiary parties thereto, as guarantors, Goldman Sachs Specialty Lending Group, L.P., as lender, administrative agent and collateral agent, and certain affiliates of Guggenheim Credit Services, LLC, as lenders, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 5, 2021.

10.19**
Limited Waiver and Fourth Amendment to Credit and Guaranty Agreement, dated January 9, 2023, Goldman Sachs Specialty Lending Group, L.P. and the other parties thereto, incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on January 10, 2023.

10.20
Pledge and Security Agreement, dated December 31, 2020, by and among Landec Corporation, Curation Foods, Inc., Lifecore Biomedical, Inc. and certain other subsidiary parties thereto, as grantors, and Goldman Sachs Specialty Lending Group, L.P., as collateral agent, incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on January 5, 2021.

10.21
Credit Agreement, dated December 31, 2020, by and among Landec Corporation, Curation Foods, Inc. and Lifecore Biomedical, Inc., as borrowers, certain other subsidiary parties thereto, as guarantors, and BMO Harris Bank., N.A., a slender and administrative agent, incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 5, 2021.

10.22**
Limited Waiver and Fourth Amendment to Credit Agreement, dated January 9, 2023, BMO Harris Bank., N.A. and the other parties thereto, incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on January 10, 2023.

10.23
Pledge and Security Agreement, dated December 31, 2020, by and among Landec Corporation, Curation Foods, Inc., Lifecore Biomedical, Inc. and certain other subsidiary parties thereto, as grantors, and BMO Harris Bank., N.A., as administrative agent, incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on January 5, 2021.

10.24*
Employment Agreement, dated January 18, 2021, by and between Landec Corporation and John Morberg, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 20, 2021.

10.25*
Separation and General Release by and between Landec Corporation and Brian McLaughlin, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 2, 2021.

10.26*
Separation and General Release by and between Landec Corporation and Dawn Kimball, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 8, 2021.

10.27*
Separation and General Release by and between Landec Corporation and Timothy Burgess, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 15, 2021.

10.28
Share Purchase Agreement, dated June 1, 2021, by and among the Registrant, Curation Foods, Newell Capital Corporation, Newell Brothers Investment 2 Corp., and Windset Holdings 2010 Ltd., incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 2, 2021.

10.29*
Amended and Restated Employment Agreement between the Registrant and Albert D. Bolles, Ph.D., effective as of July 23, 2020, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on October 7, 2020.

10.30*
Transition and Separation Agreement, effective August 10, 2022, by and between the Registrant and Dr. Albert Bolles, Ph.D., incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on October 7, 2022.

10.31**
Securities Purchase Agreement, dated November 25, 2022, by and among the Registrant and the purchasers named therein, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 25, 2022.

10.32**
Securities Purchase Agreement, dated January 9, 2023, by and between Lifecore Biomedical, Inc. and the purchasers named therein, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 10, 2023.

10.33
Registration Rights Agreement, dated January 9, 2023, by and between Lifecore Biomedical, Inc. and the other parties thereto, incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 10, 2023.

21.1	Subsidiaries of the Registrant, incorporated herein by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on September 14, 2022.

23.1+	Consent of Independent Registered Public Accounting Firm.

23.2+	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1+	Power of Attorney (included in the signature page hereto).

107+	Filing Fee Table.
__________________
*Represents a management contract or compensatory plan or arrangement
**Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
+       Filed herewith.
Item 17.    Undertakings
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i), (ii), (iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chaska, State of Minnesota on April 6, 2023.

LIFECORE BIOMEDICAL, INC.

By:	/s/ John D. Morberg
John D. Morberg
Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James G. Hall and John D. Morberg, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James G. Hall	President and Chief Executive Officer (Principal Executive Officer) and Director	April 6, 2023
James G. Hall

/s/ John D. Morberg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 6, 2023
John D. Morberg

/s/ Craig A. Barbarosh	Director	April 6, 2023
Craig A. Barbarosh

/s/ Nat Calloway	Director	April 6, 2023
Nat Calloway

/s/ Raymond H. Diradoorian	Director	April 6, 2023
Raymond H. Diradoorian

/s/ Jeffrey L. Edwards	Director	April 6, 2023
Jeffrey L. Edwards

/s/ Katrina L. Houde	Director	April 6, 2023
Katrina L. Houde

/s/ Christopher Kiper	Director	April 6, 2023
Christopher Kiper

/s/ Nelson Obus	Director	April 6, 2023
Nelson Obus

/s/ Joshua E. Schechter	Director	April 6, 2023
Joshua E. Schechter